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                                                                     EXHIBIT 5.1


                             [FORM OF LEGAL OPINION]

                                     [Date]

Hines Real Estate Investment Trust, Inc.
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118


         Re: Registration Statement of Hines Real Estate Investment Trust, Inc. on Form S-11 (Registration Statement No. 333-108780)

Gentlemen:

         We have acted as counsel to Hines Real Estate Investment Trust, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (as amended, the "Act"), of up to 220,000,000 shares of Common Stock, par value $0.001 per share (the "Shares").

         As a basis for the opinion hereinafter expressed, we have examined the above-captioned Registration Statement on Form S-11 relating to the offering of the Shares filed with the United States Securities and Exchange Commission (the "Commission") and to which this opinion has been filed as an Exhibit (the "Registration Statement"), the Bylaws of the Company, the Articles of Incorporation of the Company, various resolutions of the board of directors of the Company relating to the issuance and sale of the Shares and the filing of the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of delivering this opinion, each as amended to date.

         In such examination, we have assumed, at your request and without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. With respect to the issuance of any Shares, we have assumed that the Shares will be issued in accordance with the terms of the Registration Statement and against receipt of the consideration stipulated therefor in the Registration Statement.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in the manner described in the Registration Statement and in accordance with those resolutions of the board of directors of the Company authorizing their issuance, will be validly issued, fully paid and non-assessable.

         Members of our Firm are qualified to practice law in the State of Maryland, and this opinion is limited to the substantive laws of the State of Maryland. This opinion is rendered as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect


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any facts or circumstances which may hereafter come to our attention, nor to reflect or accommodate any changes in laws which may hereafter occur.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement and the statements with respect to us under the heading "Legal Opinions" in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under the Act or the rules and regulations of the Commission promulgated thereunder.

         The foregoing opinion is being furnished to, and is solely for the benefit of, the addressee named above and except with our prior written consent, may not be relied upon by any person or entity other than the Company.



                                       Very Truly Yours,